Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2024 relating to the financial statements of OrthoPediatrics Corp. and the effectiveness of OrthoPediatrics Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OrthoPediatrics Corp. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

March 15, 2024